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                                                                   EXHIBIT 10-19

                      CONSULTING AND NON-COMPETE AGREEMENT

     This CONSULTING AND NON-COMPETE AGREEMENT (the "Agreement"), entered into
this    day of June, 1997, by and between MEDPARTNERS, INC., a Delaware corporation ("MedPartners"), and GEORGE W. MCCLEARY, JR. (the "Consultant"). Capitalized terms not defined herein shall have the meaning assigned to them in the Merger Agreement or Section 3 hereof.

     WHEREAS, MedPartners intends to acquire InPhyNet Medical Management Inc. ("InPhyNet") pursuant to the terms and conditions of the Plan and Agreement of Merger, dated as of January 20, 1997, as amended by Amendment No. 1 dated as of May 21, 1997, by and among MedPartners, Inc., Seabird Merger Corporation and InPhyNet (the "Merger Agreement"), and is engaged in the provision of healthcare services in various locations;

     WHEREAS, MedPartners recognizes that the reputation, knowledge and expertise of Consultant represent a significant asset to InPhyNet and that the services of Consultant will be of significant value to MedPartners and its stockholders;

     WHEREAS, InPhyNet and Consultant have entered into a Senior Executive Employment Agreement, dated as of December 1, 1996 (the "Employment Agreement"), providing for, among other things, the terms of Consultant's termination of employment with InPhyNet; and

     WHEREAS, MedPartners and Consultant wish to set forth their understanding with respect to the terms and conditions relating to the Services to be performed by Consultant hereunder.

     NOW, THEREFORE, in consideration of the provisions hereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

     1. Termination of Employment/Duties of Consultant.   MedPartners and
Consultant acknowledge that at the Effective Time, Consultant's employment with InPhyNet shall have been terminated without cause entitling Consultant to the payments and benefits provided for in Section 5 of the Employment Agreement. During the Term of this Agreement, Consultant shall be retained by the MedPartners as a consultant in connection with MedPartners' business. Consultant shall report directly to the Chairman of the Board of Directors of MedPartners (the "Chairman") and shall provide such consulting services as shall from time to time be requested by MedPartners in writing or otherwise. In performing such services, Consultant shall be retained by MedPartners as a consultant in connection with MedPartners' acquisitions and in connection with the consummation of the transactions contemplated by the Merger Agreement, specifically in the Emergency Medicine and Correctional Care businesses. Consultant agrees to assist MedPartners in the integration of the businesses acquired by MedPartners on the Closing Date in connection with the consummation of the transactions contemplated by the Merger Agreement and with the development and implementation of plans and actions to realize synergies in connection with the Merger. Further, Consultant shall consult with the Chairman in
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identifying possible acquisitions, assisting MedPartners in negotiations related to proposed acquisitions, including placing phone calls and writing letters as necessary, and using all other contacts and other resources of Consultant to consummate proposed acquisitions, identifying areas of potential synergy between MedPartners and any such businesses generally, and shall consult with the Chairman with respect to MedPartners' development and implementation of plans of actions to realize such synergies for MedPartners, including cross-selling opportunities and consolidation of certain functional areas.

     It is understood and agreed by the parties to this Agreement that the consulting services to be requested of and provided as set forth herein are intended to help MedPartners in its efforts to integrate the businesses of the companies combined pursuant to the Merger Agreement and that the benefit to be obtained under the Agreement by MedPartners is the benefit of Consultant's knowledge, experience and contacts gained over the years in the operation of InPhyNet's business and in the healthcare industry generally. The amount of time to be spent by Consultant in carrying out the duties to be requested of him herein is not the key and it is agreed that it is MedPartners' intention that the Consultant be requested to provide consulting services hereunder.

     MedPartners and Consultant acknowledge that any difference between the compensation to be paid to Consultant pursuant to this Agreement and the total compensation paid to Consultant when Consultant was a full-time employee is a result of arm's length negotiations between Consultant and MedPartners and reflects MedPartners' desire to have access to Consultant's unique skills and abilities and Consultant's agreement to make his services available to MedPartners on less than a full-time basis. MedPartners acknowledges that Consultant will have other business activities and will use his reasonable best efforts to perform Services under this Agreement on a prompt basis consistent with such other activities.

     2. Term of Agreement.   Unless terminated sooner in accordance with the
provisions of this Agreement, MedPartners shall engage Consultant, and Consultant accepts such engagement, under the terms and conditions set forth herein, for a Term beginning at the Effective Time and ending upon the close of business on the second anniversary of the Effective Time.

     3. Definitions.   The following terms shall have the meanings set forth
below:

         "Board" shall mean the Board of Directors of MedPartners.

         "Consulting Fee" shall mean the consulting fee provided for in Paragraph 4(a) hereof.

         "Services" shall mean the services to be performed by Consultant pursuant to this Agreement, as further described in Section 1 hereof.

         "Term of this Agreement" shall mean the period of time specified in Paragraph 2 hereof.

         "Termination of Services" shall mean the termination of Consultant's Services for any reason whatsoever, including death.
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     4. Consultants Rights From and After the Closing Date.   (a) Consulting
Fee. Consultant shall be paid a consulting fee by MedPartners (the "Consulting Fee") in the amount of $600,000, $350,000 of which shall be paid at the Effective Time and $250,000 of which shall be paid on the first anniversary of the Effective Time. In addition, as used herein, "Consulting Fee" shall be deemed to include such other fees and amounts as may be paid or reimbursed to Consultant under this Agreement. Each portion of the Consulting Fee shall be deemed fully earned as of the date MedPartners becomes obligated to pay such portion.

     (b) Independent Contractor.   Consultant shall be an independent contractor
of MedPartners and not an employee, and Consultant shall not be authorized to bind or act on behalf of MedPartners.

     (c) Expense Reimbursement.   During the Term of this Agreement, Consultant
shall be entitled to reimbursement of reasonable expenses, including travel and lodging expenses, incurred by Consultant in performance of his Services hereunder consistent with MedPartners' policies and practices applicable to members of senior management at the time.

     (d) Non-Competition Fee.   Consultant shall be paid a non-compete fee in
the amount of $400,000 by MedPartners on the Effective Date as compensation for the restrictions set forth in Section 5 of this Agreement.

     5. Confidentiality and Competition Restrictions.   During the one (1) year
period commencing on the Effective Date of this Agreement, Consultant shall not, without prior written consent of the Board or pursuant to and consistent with the order of any court, legislative body or regulatory agency: (a) engage directly in any business which competes with MedPartners in a manner which could adversely affect MedPartners' contractual relationships as in effect at the Effective Time; or (b) disclose to any third party, either directly or indirectly, any non-public information regarding MedPartners' business, customers, financial conditions, strategies or operations, the disclosure of which could possibly harm MedPartners in any material respect. Clause (a) above shall not apply to any investment by Consultant in the stock of a publicly-traded corporation, provided such investment constitutes less than five percent of such corporation's total outstanding capital stock. The provisions of
Section 5(a) supersede the provisions of Section 6.02 of the Employment
Agreement.

     6. Termination.   MedPartners may terminate this Agreement if the Chairman,
in his sole discretion, shall determine that Consultant has not effectively and timely performed the consulting duties requested of Consultant under this Agreement, or if Consultant violates the provisions of Section 5 of this Agreement, or shall otherwise engage in conduct that is demonstrably and materially injurious to MedPartners, upon 30 days written notice to Consultant; provided, however, that no such termination by reason of non-performance by Consultant of the Services described in Section 1 of this Agreement shall be effective unless MedPartners shall have first given Consultant written notice at least 30 days prior to the time it intends to terminate the Agreement, detailing the reason for such termination. Consultant shall then have that 30-day period to cure the reasons for such termination. It is agreed that no such termination shall be effected so long as Consultant is making a good
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faith effort in all the circumstances to fulfill his obligations hereunder. This
Agreement may not be terminated by MedPartners other than for Consultant's non-performance, which termination shall be in the manner described in this
Section 6. Termination of the Agreement shall extinguish all further obligations of payment or performance hereunder.

     7. Successors.   The rights and duties of a party hereunder shall not be
assignable by that party; provided, however, that this Agreement shall be binding upon and shall inure to the benefit of any successor of MedPartners, and any such successor shall be deemed substituted for MedPartners under the terms of this Agreement. The term "successor" as used herein shall include any Person which at any time, by merger, purchase or otherwise, acquires substantially all of the assets of MedPartners.

     8. Attorneys Fees.   In any action at law in equity brought by any party
hereto to enforce any of the provisions or rights under this Agreement, the non-prevailing party shall reimburse the prevailing party for all costs and expenses incurred by the prevailing party, including reasonable attorneys fees, in connection with such action.

     9. Entire Agreement.   With respect to the matters specified herein, this
Agreement, together with the Employment Agreement, contains the entire agreement between MedPartners and Consultant and supersedes all prior written agreements, understandings and commitments between MedPartners and Consultant. No amendments to this Agreement may be made except through a written document signed by Consultant and approved in writing by the Board.

     10. Validity.   In the event that any provisions of this Agreement are held to be invalid, void or unenforceable, the same shall not affect, in any respect whatsoever, the validity of any other provision of this Agreement.

     11. Sections and Other Headings.   Sections and other headings contained in
this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     12. Notice.   Any notice or demand required or permitted to be given under this Agreement shall be made in writing and shall be deemed effective upon the personal delivery thereof if delivered or, if mailed, 48 hours after having been deposited in the United States mail, postage prepaid, and addressed in the case of MedPartners to the attention of the Board at MedPartners' then principal place of business, presently 3000 Galleria Tower, Suite 1000, Birmingham, Alabama 35244 and in the case of Consultant to 2680 Natoma Street, Miami, Florida 33133. Either party may change the address to which such notices are to be addressed by giving the other party notice of such change in the manner herein set forth.

     13. Right of Retention.   Nothing stated in or implied by this Agreement
shall prevent MedPartners from terminating the Services of Consultant at any time nor prevent Consultant from voluntarily terminating his Services at any time, on the terms and conditions provided herein.

     14. Withholding Taxes and Other Deductions.   To the extent required by
law, MedPartners shall withhold from any payments due Consultant under this Agreement any applicable federal, state or local taxes and such other deductions as are prescribed by law.
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     15. Applicable Law.   To the full extent controllable by stipulation of
MedPartners and Consultant, this Agreement shall be interpreted and enforced under Delaware law.

     16. Cooperation.   Consultant acknowledges and agrees that following the
termination of Consultant's services with MedPartners, Consultant may be contacted by MedPartners or its legal counsel concerning various lawsuits or other legal matters about which Consultant may have knowledge. Consultant agrees to cooperate with all reasonable requests for assistance from MedPartners in this regard. Consultant further agrees to notify MedPartners if Consultant is served with a subpoena or other legal process, or otherwise contacted by or asked to provide information to, any other party (including government agencies) concerning investigations, lawsuits or other legal proceedings involving either or both of MedPartners. MedPartners agrees to compensate Consultant after the Term of this Agreement on a basis agreed upon by Consultant and MedPartners and to reimburse Consultant for all reasonable expenses incurred by Consultant following the termination of this Agreement in fulfilling these obligations. These obligations are subject to any and all personal rights and privileges that Consultant may have concerning any of these matters.

     17. Counterparts.   This Agreement may be executed in counterparts, each of
which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, MedPartners has caused this Consulting and Non-Compete Agreement to be executed by its duly authorized representative and Consultant has executed this Agreement as of the date first above written.

                                          MEDPARTNERS, INC.

                                          By:
                                          --------------------------------------
                                                      Larry R. House
                                             Chairman of the Board, President
                                               and chief Executive Officer

                                          --------------------------------------
                                              GEORGE W. MCCLEARY, JR., ESQ.